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                                                                    EXHIBIT 99.2

                       NONQUALIFIED STOCK OPTION AGREEMENT

       This Nonqualified Stock Option Agreement ("Option Agreement") is entered into as of July 23, 2001, by and between GETTY IMAGES, INC., a Delaware corporation (the "Company"), and ANDREW S. GARB (the "Optionee"), a member of the Board of Directors of the Company.

       1. Grant of Option. The Company hereby grants to the Optionee an option ("Option") to purchase all or any part of an aggregate of 8,333 SHARES (the "Optioned Shares") of the Company's Common Stock, on the terms and conditions set forth herein. The Option is granted outside the Getty Images, Inc. 1998 Stock Incentive Plan (the "Plan") and any shares issued upon exercise of the Option will not be issued from those shares authorized under the Plan. Notwithstanding the foregoing, and except as expressly provided otherwise herein, the Option is subject to the terms and conditions of the Plan.

       2. Option Agreement Subject to the Terms of the Plan. Except as expressly provided otherwise herein, this Option Agreement is subject to and incorporates herein the provisions of the Plan. The provisions of this Option Agreement are qualified in their entirety by reference to the Plan. Capitalized terms used in this Option Agreement shall have the same meanings given to them in the Plan, unless otherwise indicated in this Option Agreement.

       3. Exercise Price. The exercise price for the purchase of the Optioned Shares purchasable upon exercise of the Option shall be $15.80 for each of the Optioned Shares.

       4. Term and Vesting of Option.

              (a) Term. The term of the Option shall commence on July 23, 2001, (the "Grant Date") and terminate July 23, 2011 (the "Expiration Date"), or on such earlier date as provided hereinafter. In no event shall the term of the Option be longer than ten (10) years and one (1) day from the Grant Date. The vested portion of the Option shall be exercisable as to any part or all of the aggregate number of Optioned Shares, as provided below.

              (b) Vesting of Option. The Option shall vest and become exercisable as follows: (i) one-fourth (1/4) of the Option as of July 23, 2002, and (ii) the remainder of the Option shall vest ratably as of the 23rd of each month thereafter over the following three years until the Option is fully vested on the fourth anniversary of the Grant Date.

       5. Time and Method for Exercising the Option.

              (a) Time. The Optionee may exercise the vested portion of the Option in one or more installments from time to time prior to the Expiration Date. Exercisability is cumulative, and after the Option becomes exercisable as to any portion of the Optioned Shares, it shall continue to be exercisable with respect to that portion of the Optioned Shares until the Option expires.

              (b) Termination of Services.

                     (1) Termination of Status as a Director. If the Optionee
              shall cease to be a director for any reason other than permanent or total disability (within the meaning of Section 22(e)(3) of the Code, as determined in the sole discretion of the Committee), retirement, death or a termination by the Company for Cause, the Option shall automatically terminate ninety (90) days following the date he/she ceases to be a director. Prior to such termination of the Option, the Optionee may exercise the Option


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              to the extent that the Option was vested as of the termination date; provided, however, that no Option shall be exercised after the Expiration Date.

                     (2) Disability. In the event of the permanent and total
              disability (within the meaning of Section 22(e)(3) of the Code, as determined in the sole discretion of the Committee) of the Optionee who is at the time of commencement of such disability, or was within the 90-day period prior thereto, a director and who was continuously providing services as such from the Grant Date until the date of disability or termination, the Option may be exercised at any time within one (1) year following the date of disability, but only to the extent that the Option was vested at the time of the termination or disability, whichever comes first; provided, however, that no Option shall be exercised after the Expiration Date.

                     (3) Retirement. In the event of the retirement of the
              Optionee who is at the time of such retirement, or was within the 90-day period prior thereto, a director and who was continuously providing services as such from the Grant Date until the date of the retirement, then the Option may be exercised by the Optionee at any time within ninety (90) days following the retirement date, but only to the extent that the Option was vested at the time of the retirement; provided, however, that no Option shall be exercised after the Expiration Date.

                     (4) Death. In the event of the death of the Optionee who at the time of his/her death is, or was within the 30-day period immediately prior thereto, a director and who was continuously providing services as such from the Grant Date until the date of death, the Option may be exercised for a period of up to one (1) year following the date of death, at any time prior to the expiration of the Term, by the Optionee or, if applicable, the Optionee's estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Optionee's death, but only to the extent that the Option was vested at the time of death; provided, however, that no Option shall be exercised after the Expiration Date.

                     (5) Termination for Cause. In the event of the termination of the Optionee for Cause (as determined by the Committee), the Option shall immediately lapse as of the date of the Optionee's termination and shall no longer be exercisable.

              (c) Method.

                     (1) Notice and Payment. An Option shall be deemed to be
              exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the shares of Common Stock with respect to which the Option is exercised has been received by the Company. The consideration to be paid for the Common Stock to be issued upon exercise of an Option shall be payment in cash, by check, or with shares of the Company's Common Stock, as provided in Section 5(c) below. As soon as administratively practicable following the exercise of an Option in the manner set forth above, the Company shall issue or cause its transfer agent to issue stock certificates representing the shares of Common Stock purchased (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

                     (2) Exercise of Option With Stock or Broker-Assisted
              Cashless Exercise. An Optionee may elect to exercise an Option in whole or in part by (i) delivering whole shares of the Company's Common Stock previously owned by such Optionee for at least


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              six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a fair market value equal to the aggregate Option price; or (ii) instructing a broker to deliver to the Company the total payment required pursuant to a broker-assisted cashless exercise. Shares of the Company's Common Stock so delivered or withheld shall be valued at their fair market value at the close of the last business day immediately preceding the date of exercise of the Option. Any balance of the aggregate Option price shall be paid in cash.

                     (3) Voting and Dividend Rights. Until the issuance of such stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date occurs prior to the date the stock certificates are issued.

       6. Non-Transferability. The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order," as defined in the Code and the rules and regulations promulgated thereunder, and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the preceding sentence, the Optionee, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Optionee's immediate family (including, without limitation, to a trust for the benefit of the Optionee's immediate family or to a partnership or limited liability company for one or more members of the Optionee's immediate family), subject to such limits as the Committee may establish. The Optionee may designate a beneficiary who may (i) exercise an Option under Section 5(b)(4) above, or (ii) receive shares of Common Stock issued pursuant to the exercise of an Option where the death of the Optionee occurs between the date on which the Optionee exercises the Option and the date the Company issues the shares.

       7. Withholding. Upon each exercise of an Option, the Optionee agrees to pay to the Company or to make appropriate arrangements acceptable to the Committee for satisfaction of any applicable federal, state or local income and employment taxes to be withheld with respect to such amount. Such withholding obligations may be settled with Common Stock, including a portion of the Optioned Shares that give rise to the withholding requirement. The obligations of the Company under this Option Agreement are conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

       8. Notices. All Notices to the Company under this Option Agreement shall be in writing and shall be delivered by personal service or telegram, telecopier, or registered or certified mail (if such service is not available, then by first class mail), postage pre-paid, to such address as may be designated from time to time by the Company, and which shall initially be:

                               Getty Images, Inc.
                               701 North 34th Street, Suite 400
                               Seattle, WA 98103
                               Attn: Legal Counsel

                     All notices shall be deemed given when received.


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       9. No Effect on Terms of Service. This Option Agreement shall not affect any right or power of the Company to terminate or change the terms of service of Optionee at any time and for any reason whatsoever, with or without cause.

       10. Integration. This Option Agreement and the Plan constitute the entire agreement between the Company and the Optionee pertaining to the subject matter hereof, and supersede all oral and prior written or implied agreements and understandings between the parties.

       11. Waiver. Any failure to enforce any terms or conditions of this Option Agreement by the Company shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

       12. Severability of Provisions. If any provision of this Option Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this Option Agreement shall be construed and enforced as if it did not such include provision.

       13. Successors. This Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any assigns, successors or heirs of the Optionee. Where the context permits, "Optionee" as used in this Option Agreement shall include the Optionee's executor, administrator or other legal representative or the person or persons to whom the Optionee's rights pass by will or the applicable laws of descent and distribution. Nothing in this Option Agreement shall be interpreted as imposing any liability on the Company in favor of the Optionee or such transferee of option rights with respect to any loss, cost or expense which the Optionee or transferee may incur in connection with, or arising out of any transaction involving the Option granted hereunder.

       14. Amendment of Option Agreement. This Option Agreement cannot be amended except by a writing executed by the Company and the Optionee.

       15. Applicable Law; Headings. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. The headings in this Option Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

              IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement to be effective as of the date first written above.

GETTY IMAGES, INC.



       /s/ Mark J. Frost                               /s/ Andrew S. Garb
--------------------------------                --------------------------------
By: Mark J. Frost                               Andrew S. Garb

The Optionee must accept the above option to purchase shares of Getty Images common stock in accordance with and subject to the terms and conditions of this Option Agreement and the Plan. By signing above, the Optionee acknowledges that he or she has read this Option Agreement and the Plan, acknowledges that he or she has received a copy of this Option Agreement, the Plan and the Plan Summary, and agrees to be bound by this Agreement, the Plan and the actions of the Board or Committee. If he or she does not do so prior to 90 days following the date of grant, Getty Images may declare the option grant null and void.


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